Exhibit 10.14

Code: RE20-PR19JU01
Page 1 of 12	Name: Loan Agreement	Version: 18

The present document is a LOAN AGREEMENT entered into, by and between the BANCO NACIONAL DE COSTA RICA, legal entity identification number 4-000-001021, domiciled in San José, on Fourth Avenue, between First and Third Avenues, hereinafter referred to for the purposes of this contract as the BANK OR CREDITOR, and Latam Propco El Coyol Dos SRL, legal entity identification number 3-102-763049, with domicile in the province of San José, Canton Santa Ana, Pozos district, Forum Uno business center, Building C, Office 1C1, represented in this act by Mrs. Annette Fernandez Pagan, of legal age, married once, financial director, resident of San José, Pozos, Forum I Business Center, Building C, Office 1C1, with residence ID (DIMEX) 184002666420 in her capacity as SPECIAL ATTORNEY, with sufficient powers for this act, SPECIAL POWER valid and granted by public deed at ten minutes past one o’clock on the twenty-seventh of April two thousand twenty-three, recorded on page thirteen verso of volume eight of the protocol of the notary public Alejandro Vargas Yong, identification number one thousand two hundred sixty-one-one hundred six, and, duly authorized and instructed through Act sixteen, which is the resolution of the Extraordinary General Assembly of Partners, held at the social domicile of the company at nine o’clock on the twenty-seventh of April two thousand twenty-three, recorded in public deed six at ten minutes past twelve o’clock on the twenty-seventh of April two thousand twenty-three, visible on page eight of volume eight of the protocol of the notary public Alejandro Vargas Yong, identification number one thousand two hundred sixty-one-one hundred six, hereinafter referred to for the purposes of this contract as the DEBTOR, and collectively as the parties, which will be governed by the Legal System of the Republic of Costa Rica and the following clauses:

FIRST: LOAN. The Bank grants the debtor a commercial loan in the amount of $18,500,000.00 (eighteen million five hundred thousand exact dollars, legal currency of the United States of America), received to the complete satisfaction of the debtor.

SECOND: TERM. This credit will have a term of 300 months, counted from the signing of this contract, and will mature on the 28th of April 2048 in accordance with the provisions of Article seventy of the Organic Law of the National Banking System.

THIRD: INVESTMENT PLAN. The debtor expressly and irrevocably states that the money received from this loan will be used solely and exclusively for:

1.	Debt settlement includes a financial amount for a prompt payment commission of USD 264,666.
2.	Capital compensation in the amount of USD 7,547,000 dollars.
3.	Processing and formalization expenses: includes formalization commission and legal expenses.

The debtor authorizes the General Superintendence of Financial Entities and the creditor to verify and supervise the final use of the money from this loan, when they deem it necessary and by the means they consider appropriate. If, once the loan is approved, it is demonstrated that the debtor is not complying with any of the components of the approved investment plan, the creditor may temporarily or definitively interrupt the disbursement of funds intended for such purposes, and may even declare the loan prematurely due, depending on the severity of the breach, in accordance with the provisions of Article sixty-four of the Organic Law of the National Banking System.

Page 2 of 12	Name: Loan Agreement	Code: RE20-PR19JU01 Version: 18

Credit Classification. Activity: 12 Services, Class: 05 Credit Restructuring, Subclass: 12503 Third-Party Debt Cancellation Operation, Resource Utilization: Transfer, Cap: 12103 Libor Rate.

FOURTH: DELIVERY METHOD. Once the legal documents are signed, the process will proceed as follows:

1.	Cancellation of processing and formalization fees as detailed in the investment plan.
2.	Cancellation of legal expenses up to the amount of $5000 dollars.
3.	Deposit to the national or international account in favor of the creditor as per the debt certification issued at the disbursement date of this financing. The liability amount is detailed in the investment plan table attached to this contract. If, for any reason, the liability decreases, resulting in a surplus in the amount allocated for its settlement, a direct transfer of funds to the debtor’s account may be made. Alternatively, during the credit analysis process, balance amortization (using own resources) may be executed for any of the debts considered within the investment plan. This must be properly documented, and under no circumstances should the executed transfers exceed the approved credit amount.
4.	In the case of a shortfall, the debtor must contribute the amount at the time of formalization.
5.	The reimbursement of invested capital, amounting to USD 7,547,000, will be made through international transfer or the means indicated by the applicant at the time of formalization to LATAM LOGISTICS PAN HOLOCO EL COYOL II, S.R.L.

The debtor declares awareness and acceptance that disbursements for this loan will be made based on the Bank’s fund availability. Possible restrictions from the Government of the Republic or the Bank’s own measures to safeguard minimum financial ratios, especially but not limited to the regulations of the National Council for the Supervision of the Financial System and/or the General Superintendence of Financial Entities, could impact the fund disbursement. The debtor agrees that the Bank is authorized to withhold or suspend the delivery of one or more such partial disbursements if the debtor is not up-to-date with payments for this loan or other direct or indirect credit transactions maintained with the Bank.

Before the disbursement of funds for the reimbursement of invested capital:

An increase in the amount of installments (share capital) is requested for an amount not exceeding USD $3,700,000 or its equivalent in colones, which must be recorded at the registry level.

On the day of the disbursement for reimbursement, a liquidity reserve equivalent to 4 months of the complete installment of this credit operation, totaling USD $480,000, must be established. This reserve aims to cover monthly payments in case of termination of the lease contract with the current tenant, either prematurely or upon expiration of the agreed lease term. This period corresponds to the estimated time for the recovery of the property. The reserve must be maintained as a mitigation measure due to the concentration of a single tenant and can only be liquidated when it is simultaneously demonstrated that there is continuity in the commercial relationship with the tenant (current or new) for a period equal to or greater than 24 months.

Page 3 of 12	Name: Loan Agreement	Code: RE20-PR19JU01 Version: 18

If the reserve is used due to contract termination or expiration, and the fulfillment of conditions 1 and 2 is not demonstrated, it must be replenished within a maximum period of 6 months until reaching an amount equivalent to four installments of the financing. The National Bank’s business executive responsible for customer service is tasked with monitoring to keep the reserve active and replenish it in case of use. In case of non-compliance, a coercive measure of a 2pp increase in the interest rate applies. The annual financial monitoring should refer to the reserve balance and the need, or not, to keep it active with the equivalent of 4 installments of the credit, according to the established conditions.

FIFTH: REPAYMENT OF THE OBLIGATION. The debtor undertakes to repay its obligation to the creditor over the agreed term through adjustable and consecutive monthly installments, payable in advance, comprising amortization and interest, with the balance due at maturity. These installments, based on today’s prevailing interest rate, amount to approximately $118,067.45 each, except for the final installment, which will be for the remaining balance of the entire obligation at that time. The installment does not include commissions or insurance. The installment amount will vary whenever there is a change in the interest rate. The National Bank of Costa Rica is authorized to debit the specified payments from the current accounts in the name of Latam Propco El Coyol Dos SRL continuously and successively, which will be made on the 5th day of each month. Therefore, they undertake to maintain in the indicated account on the payment date a confirmed available balance at least equal to the amount of the corresponding payments. Any partial or total extraordinary payment must be made on the agreed ordinary payment dates. The debtor declares knowledge and acceptance that the indicated installment amount is not fixed but may vary according to changes in the interest rate, as established in this contract.

SIXTH: PLACE OF REPAYMENT OF THE OBLIGATION. The debtor agrees and accepts that all payments in legal tender will be made at any of the bank’s open offices during normal business hours or through electronic means provided by the bank for its clients.

SEVENTH: REGULAR INTEREST. The debtor expressly agrees and accepts that the debt will accrue regular annual interest, periodically adjustable, calculated on the outstanding capital, payable monthly in advance, from the date of the signing of this document, according to the following scheme:

1) For the period from month 1 to month 12, the interest rate will be fixed at 5.90%.

2) For the period from month 13 to month 24, the interest rate will be fixed at 6.20%.

3) For the period from month 25 to month 300, the interest rate will be variable and adjustable, consisting of the CME TERM SOFR rate at 3 months plus 1.40 percentage points.

The variable interest rate is the result of a fixed factor called the margin and a variable component consisting of the CME TERM SOFR rate at 3 months, calculated and published by the Chicago Mercantile Exchange (CME) and available on the Bloomberg international financial information and transactional platform, which will constitute sufficient evidence of that rate.

The interest will be adjusted periodically according to the variations of the CME TERM SOFR rate in accordance with the articles 70 of the Organic Law of the National Banking System and 497 of the Commercial Code. Upon the establishment of this credit, the frequency of interest rate adjustments will be quarterly, but the debtor expressly and irrevocably accepts that the bank may in the future make such adjustments on a monthly, bimonthly, quarterly, semiannual, or annual basis.

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The parties expressly agree that in the event of any of the following transition events regarding the CME TERM SOFR rate, the bank will inform the debtor through communication sent to the following email address designated by the debtor annette@latamlp.com / randall@latamlp.com / jennifer@latamlp.com: (1) A public statement or publication of information by or on behalf of the reference rate administrator (or the components used in its calculation) announcing that such administrator has ceased or will cease to provide the reference rate (or the components for its calculation) permanently or indefinitely, provided that, at the time of such statement or publication, there is no replacement administrator that continues to provide the reference rate (or the components for its calculation); (2) A public statement or publication of information by either a local or international regulatory authority or supervisory body, regulating or supervising the reference rate administrator (or the components for its calculation), an insolvency officer with jurisdiction over the reference rate administrator, or a court, entity, or jurisdictional body with authority over the reference rate administrator, establishing that (3) A public statement or publication of information by a local or international regulatory authority or supervisory body with jurisdiction over the reference rate administrator (or the components for its calculation) announcing that such reference rate (or the components for its calculation) is not representative. The debtor understands and agrees that it is its exclusive responsibility to inform the Bank expressly and in writing, signed manually or digitally or through digitally signed email, of any change in the designated email address; otherwise, communications made to the designated medium will be considered valid for all purposes. The debtor will have a maximum period of 90 natural days, counted from the date the Bank notifies the occurrence of any transition events, within which it may exercise the option to pay off the total outstanding balance, under the interest rate conditions then in effect, without any penalty for early payment. This will apply only if the obligation is paid in full. Payments due during the 90-day period, and while the debtor has not exercised the option to pay off the entire obligation, must be made based on the last published CME TERM SOFR rate at 3 months.

If, within the established 90-day period, the debtor does not exercise the option to pay off the entire obligation, it expressly and irrevocably accepts that the current interest rate of the credit will be replaced and will, from the end of the 90-day period, be constituted as follows:

1) The interest rate for the remaining period from month 1 to month 12, if not completed at the time of substitution, will be fixed at 5.90%.

2) The interest rate for the remaining period from month 13 to month 24, if not completed at the time of substitution, will be fixed at 6.20%.

3) The interest rate for the remaining period from month 25 to month 300, if not completed at the time of substitution, will be variable and adjustable, consisting of the Interbank Reference Rate (TRI) in dollars at 6 months plus 1.90 percentage points.

Page 5 of 12	Name: Loan Agreement	Code: RE20-PR19JU01 Version: 18

The change in the reference interest rate will not affect payments already made during the term of the credit, so it will have no retroactive effects. The variable interest rate is the result of a fixed factor called the margin and a variable component consisting of the Interbank Reference Rate in dollars at 6 months, calculated by the company Proveedor Integral de Precios Centroamerica S.A. (PIPCA) and published on the website www.piplatam.com/Home/filiales?country=CR, of Proveedor Integral de Precios Centroamerica S.A. (PIPCA), as well as on the website of the Central Bank of Costa Rica and the BLOOMBERG financial information system, which constitute sufficient documentary evidence for the verification of that rate. The interest rate will be adjusted periodically according to the variations observed by the variable component at each review, in accordance with the provisions of articles 70 of the Organic Law of the National Banking System and 497 of the Commercial Code. The adjustment of this interest rate will be made semi-annually, but the debtor expressly and irrevocably accepts that the Bank may in the future make such adjustments on a monthly, bimonthly, quarterly, semiannual, or annual basis.

Referring to replacing the CME TERM SOFR rate if necessary. In this context, the debtor declares awareness and acceptance that the Bank informed them that the replacement rate available in case of substituting the CME TERM SOFR rate is the Interbank Reference Rate (TRI) in dollars. Likewise, the debtor expressly declares that, prior to the signing of this contract, the Bank provided clear, updated, and sufficient information regarding the CME TERM SOFR rate, including details on how the interest rate is determined and the formula for calculating interest. This information was provided through an informative brochure, the content, and acknowledgment of receipt of which are documented in the credit file. In the same vein, the debtor declares that the Bank expressly informed them of the means through which they could request additional information or address any doubts regarding the CME TERM SOFR rate. In light of the above, the debtor expressly declares that they have chosen to voluntarily and fully inform themselves before acquiring the present credit referenced to the CME TERM SOFR rate.

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EIGHTH: MODIFICATION OF CURRENT INTEREST: The debtor states that they have been informed and expressly and irrevocably accept that this credit is formalized with the current interest rate established in this contract, considering their credit history and track record with the Bank. This is in accordance with the regulations issued by the General Superintendence of Financial Entities (SUGEF), especially the Regulation for the Qualification of Debtors Agreement SUGEF 01-05. Specifically, for credit operations carried out within the framework of the Banking System for Development, the Regulation on Risk Management and Evaluation of Credit Risk for the Banking System for Development Agreement SUGEF 15-16. These regulations aim to quantify and manage the credit risk of debtors, considering criteria such as the analysis of the ability to pay and the historical payment behavior of debtors. Additionally, they address the level of delinquency in credit obligations, and this information is publicly accessible and can be consulted on the website of the General Superintendence of Financial Entities www.sugef.fi.cr. According to the criteria mentioned above, as of the date of signing this contract, the debtor falls into the risk category A1. In the event that, at any time during the validity of this credit, whether through analysis by SUGEF, Internal Audit, or any of the Bank’s internal control bodies, it is verified that the debtor, for reasons attributable to them, has incurred any of the causes or criteria established in SUGEF regulations resulting in the reclassification of the debtor’s risk category to a higher category than indicated in this clause, the debtor declares that they have been informed and expressly and irrevocably accept that the margin of the credit interest rate will be increased by an additional 2 percentage points, without the need for prior notice or notification. Similarly, the debtor declares that they have been informed and expressly and irrevocably accept that the margin of the interest rate may be increased on the same terms indicated in the following cases: a) The debtor fails to submit the financial information, including but not limited to Financial Statements, Salary Certificate, Certification of Income, within the period and timeframe indicated by the Bank, demonstrating the origin and level of current income of the debtor and other obligated parties, including guarantors, to assess their ability to pay as required by SUGEF. b) The debtor revokes the authorization for the Bank to consult their information with the Credit Information Center (CIC) of SUGEF. c) In case, for reasons attributable to the debtor, it is not possible to make the annotation or registration, as appropriate, with the corresponding Public Registry, of the document constituting the guarantee for this obligation. d) When, due to reasons attributable to the debtor or the owner of the property given as collateral, the Bank cannot carry out follow-up inspections on the property given as collateral or cannot conduct visits to the property to prepare a new appraisal. e) The debtor does not submit the copy of the payment receipt for insurance or renewals of policies with the chosen insurance company, which demonstrates the acquisition and validity of the required policies, presenting the established coverages, and where the Bank is listed as the beneficiary creditor. f) The debtor fails to comply with the investment plan for the credit, modifying the destination or form of exploitation of the property financed by the Bank. In the event that, having applied the increase in the interest rate, for any of the reasons specified in this clause, the debtor regains the risk category they held at the time of granting the credit, or normalizes the situation that led to the increase in the interest rate, provided that no other causal factor for an increase persists, the Bank will adjust the margin of the interest rate from the next interest payment period, according to the frequency agreed upon in this contract Eliminating the applied increase. The debtor declares knowledge and acceptance that this interest rate adjustment will not have retroactive effects, so under no circumstances will the Bank refund sums paid for interest according to the terms of this clause.

NINTH: LATE INTEREST. In the event that the debtor falls behind in the payment of the obligations of this credit, they must pay late interest at the same rate as the current interest plus two percentage points. Late interest will be calculated on the amount of the overdue payment, in accordance with the provisions of article seventy of the Organic Law of the National Banking System.

TENTH: PAYMENT OF EXPENSES. The debtor agrees and accepts to pay all expenses arising from legal fees, stamps, registration fees, commissions, insurance policies, current and late interests, and any other related to the establishment, registration, execution, and cancellation of this credit operation.

ELEVENTH: COMMISSIONS. ADMINISTRATIVE FORMALIZATION EXPENSE COMMISSION. The debtor agrees and accepts to pay the creditor a commission for administrative formalization expenses, payable only once at the time of signing this document, equivalent to 0.20% of the loan amount granted.

CREDIT ADMINISTRATION COMMISSION. The debtor agrees and accepts to pay the creditor a credit administration commission of 1%, payable monthly on balances if paid within 5 business days after the date stipulated in the system for the payment of the installment. This commission is exempt in the months or payment dates according to the established frequency if the customer pays their previous installment or at most 5 business days after the agreed payment date.

Page 7 of 12	Name: Loan Agreement	Code: RE20-PR19JU01 Version: 18

COMMISSION FOR ADMINISTRATIVE EXPENSES FOR DELAYED OPERATIONS AND COUNTING IN JUDICIAL COLLECTION. In the event that the debtor incurs a delay in the payment of the established installments exceeding one business day, they agree to pay the Bank, in addition to the corresponding late interest, the sum of 10 US dollars, or its equivalent in colones at the selling exchange rate of the Banco Nacional de Costa Rica, for commission for administrative expenses due to delay. This payment must be made each time the delay is repeated. Likewise, the debtor expressly agrees and accepts that when, due to the delay in debt payment, it is transferred from administrative to judicial collection, they must pay the creditor an additional commission of 1% calculated on the outstanding capital balance. The commission for transfer to judicial collection, in no case, will be less than 10,000.00 colones nor greater than 250,000.00 colones. This payment must be repeated each time the operation needs to be transferred to judicial collection.

COMMISSION FOR EARLY REPAYMENT OF DEBT. The debtor acknowledges and accepts that in the event of early repayment of the debt, i.e., on a date earlier than the agreed-upon maturity date, a commission must be paid according to the following scheme: 1. If, at any time during the first 3 years of the credit, there is a full repayment of the outstanding balance, a commission of 3% calculated on the total balance outstanding at the time of payment must be paid.2. In the case that at any time from year 3 until the end of the credit term, a partial payment or extraordinary payment is made, a commission of 1.50% calculated on the outstanding balance at the time of the payment must be paid. The early repayment commission will not be charged in the following cases: a) The credit is canceled through another credit extended by the bank itself. b) The credit is classified in a risk category C, D, or E at the time of the early repayment. c) The credit is in a judicial foreclosure state or subject to loan reserves at the time of the payment. d) The payment results from the application of an insurance policy acquired by the debtor and related to the credit.

TWELFTH GUARANTEE. As a guarantee for the payment of obligations under this loan, the debtor will subscribe to a guarantee trust over the following property:

Real property with land registry number 2-122388-F-000, located in the province of Alajuela, with a land value of ₡3,315,150,000.00 and a building value of ₡10,266,126,964.50, resulting in a market value of ₡13,581,276,964.50; according to the appraisal 202-2010201223880F-2023-C, dated April 3, 2023, prepared by Engineer Johan Chaves Calvo, appraiser for the National Bank of Costa Rica.

Lines are taken at an internal responsibility of 78%.

THIRTEENTH: INSURANCE. DAMAGE INSURANCE. During the term of this credit, the debtor undertakes to contract and maintain valid insurance against all damages and losses caused by willful misconduct, fault, fortuitous event, and/or force majeure that the movable or immovable property subject to this guarantee and its structures may suffer, through a policy issued by an Insurance Entity of their free choice, for an amount according to the following detail:

Page 8 of 12	Name: Loan Agreement	Code: RE20-PR19JU01 Version: 18

Real estate folio number 2-122388-F-000 construction value for C 10,266,126,964.50

And transfer to Banco National de Costa Rica their right to the compensation that the insurer must pay in case of a claim, through the figure of Mortgage Creditor. The debtor declares knowledge and acceptance that the policy must be duly established prior to the formalization of the credit and be acquired in colones since it is the currency in which the appraisal is expressed. In cases where, at the express request of the client, they want to subscribe to the policy in dollars, they must commit in the legal document to make adjustments to the policy amount that the Bank requests. The debtor undertakes to expressly and in writing authorize the Bank at the time of formalization of the credit, so that it can consult and obtain from the insurance company all the information related to the policies referred to in this clause. The authorization must remain valid at all times until the expiration or total payment of this obligation. In case the debtor changes the insurance company, they must inform the Bank and provide a new authorization to the insurance company they have contracted. The insurance company contracted by the debtor must have administrative authorization from the Superintendencia General de Seguros (SUGESE) for its proper operation in the country. The debtor declares knowledge and acceptance that in case of an Uninsured event covered by the contracted policy, limitations, or exclusions imposed by the chosen Insurance Company, Banco National assumes no responsibility. Likewise, the debtor undertakes to keep this insurance in force until the expiration or total payment of this obligation and agrees to keep the Bank informed, by appropriate means, of the periodic renewals they make of the insurance. Failure to comply with the obligations established in this clause gives the Bank the right to declare the obligation due and demand it in its entirety through legal means. It is established between the parties that if, for any reason or circumstance, there is a lack of contracting or renewal of the policies attached to this credit, this does not generate any responsibility for the Bank; as the debtor declares to know that this obligation is their responsibility. Likewise, it is established that any change in the policy must be known to the Creditor and with their consent.

FOURTEENTH: ADMINISTRATIVE COLLECTION MANAGEMENT. The debtor expressly agrees and accepts that, in case of a delay equal to or greater than five business days in the payment of any of the installments of this obligation, the Bank will be authorized to carry out administrative collection management, directly or through an external company hired for this purpose. In this case, the debtor must pay, in addition to any late interest that may apply, a sum equivalent to 5% of the overdue principal payment, as a charge for administrative collection management. The charge for administrative collection management may not in any case exceed twelve (12) U.S. dollars or its equivalent in colones according to the selling exchange rate of the Banco Nacional de Costa Rica for the date of the charge, and it cannot be applied more than once a month for each operation.

FIFTEENTH: ALLOCATION OF PAYMENTS. The debtor agrees and accepts that the Bank reserves the allocation of all payments made at any time, even after the collateral property has been auctioned.

SIXTEENTH: EARLY MATURITY: The debtor agrees and accepts that the non-compliance with any of the terms and conditions stipulated in this document, verified by the creditor or by supervisory authorities, will entitle the creditor to declare the term due in advance and demand the total cancellation of the credit through the legal means that correspond, in accordance with the provisions of articles four hundred and twenty of the Commercial Code and seventy of the Organic Law of the National Banking System. The Bank is authorized to declare the obligation due and execute it in cases where any circumstances attributable to the debtor arise, such as but not limited to legal actions, attachments, and rights of any nature, or due to the non-payment of taxes, which delay or prevent the registration of the guarantees constituted in payment of this obligation before the Public Registry.

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SEVENTEENTH: AUTHORIZATION FOR INFORMATION REQUEST. The debtor authorizes the Bank to request information on the level of indebtedness from any intermediary of the National Banking System and from the Superintendencia General de Entidades Financieras to establish financial capacity as stipulated in Article sixty-five of the Organic Law of the National Banking System. The debtor agrees and accepts that any false information that can be verified from the provided information, corroborated by the creditor before the mentioned entities, will have the following consequences: A) If the credit has already been approved, the Creditor suspends the disbursement or disbursements of the loan if it has not been delivered. B) If the disbursement of the loan has been delivered, it will be a cause for early maturity of the credit term, and the creditor may collect it through the legal means that correspond. C) Not receiving the services provided by the Bank and its conglomerate. D) It will be a cause for the loss of the expenses incurred for the credit processing. Likewise, the debtor expressly states that they have been informed in detail about the rights established in Articles four to seven of the Law for the Protection of the Individual Regarding the Processing of Their Personal Data, regarding access, rectification, and cancellation of their personal data.

EIGHTEENTH: AUTHORIZATION FOR INFORMATION PROCESSING. I authorize Banco Nacional de Costa Rica to process, collect, store, transfer, and transfer information about my personal data, including restricted use data. This authorization includes: 1) the possibility of sharing the indicated information with Banco Nacional and other subsidiaries of the Banco Nacional conglomerate, existing or future, or with third parties subcontracted by Banco Nacional and its subsidiaries for the management, archiving, and updating of files, sending statements, administrative and judicial collection processes of the Bank (including income and employment information), and to provide me with services as a client of the conglomerate or subsidiary, including but not limited to credit card contracts, call center services, sales or contracting services for products, marketing, promotions in general, and banking and financial services, collection services, services for transaction security to be carried out or other services through telephone, digital, text messages, email, or any others that help carry out transactions. These communications may be for informative purposes, direct sales, data verification, collection, promotion of products, and any other that is considered appropriate to provide through these means. 2) the possibility of sharing the indicated information with Banco Nacional and other subsidiaries of the Banco Nacional conglomerate for the purpose of verifying compliance with Law 8204. Furthermore, I expressly authorize and irrevocably authorize Banco Nacional to access and consult my information in the Credit Information Center (CIC) of the Superintendencia General de Entidades Financieras as a supervised entity. Likewise, this authorization allows the use of the accessed information and that such information may be shared with BN Vital, BN Valores, BN SAFI, and BN Corredora de Seguros to facilitate any credit or business analysis to be carried out by the indicated entities, even for the offering of services, commercial and/or financial products. Finally, I accept that I have been informed and accept that the non-delivery of the requested information may result in the rejection of my application or not receiving the services provided by the company and its conglomerate, and that I can exercise the rights of access, rectification, and cancellation established by law.

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NINETEENTH: VERIFY FINANCIAL SITUATION. So that the Bank can verify the financial situation of the debtor, the latter undertakes to provide, during the term of this credit, the necessary accounting information to give a truthful and timely follow-up to the economic, financial, and administrative situation, as well as to provide all the facilities for the Bank’s officials to exercise adequate control over the credit. It is understood that, for financial monitoring purposes, the client must present the required information, as established by the SUGEF 1-05 regulation.

Post-Formalization:

Carry out the transfer of the collection of rental amounts to accounts at BNCR in the name of the applicant, with the aim of increasing the client’s connection with the bank, increasing resource capture, and mitigating the risk of default through automatic debit. A period of 12 months is granted to carry out the transfer. In case of non-compliance, a coercive measure of 2pp in the interest rate will be applied.

The applicant must present the operating permit from the Ministry of Health and the commercial patent for the offices where the administrative area of the company operates. A period of 12 months is granted for the transfer. In case of non-compliance, a coercive measure of 2pp in the interest rate will be applied.

TWENTIETH: NOTIFICATION OF CREDIT ASSIGNMENT. For the purposes of articles 483 and 1104 of the Civil Code and 491 of the Commercial Code, the assignment of credit must be notified to the debtor by notarial diligence, certified letter, or another authentic or easily verifiable form. The debtor acknowledges and accepts that they have been informed that this credit may be assigned by the creditor, without the need for notification, in the cases contemplated by subsections a) and b) of article 491 of the Commercial Code, as well as numeral 1104 of the Civil Code, which expressly states: “a) Guarantee the issuance of securities through public offering. b) Constitute the assets of a company, with the purpose that it issues securities that can be offered publicly and whose amortization and interest services are guaranteed with said asset. The assignment will be valid from its date, as stated in the public document of a certain date. These operations will be exempt from all stamp duties and taxes, and notarial fees will be agreed upon by the parties.

CORPORATE TAX. The debtor acknowledges and accepts that they are subject to the payment of corporate tax as provided in Law 9428 - CORPORATE TAX. Therefore, they undertake to stay current on the payment of said tax. At any time, the Bank may verify the status of compliance with this obligation, even requiring the client to annually deliver by no later than March 31 of the following year to the fiscal period for collection (which includes between January 1 and December 31 of each year), the receipt or document evidencing that the payment was made. In case the legal entity is in arrears or has not submitted the corresponding receipt to the Bank, the Bank may declare the credit due and payable.

TRANSPARENCY AND BENEFICIAL OWNERSHIP REGISTER. The debtor declares to know and accept that they are subject to the obligation to provide information established in Law 9416 to improve the fight against tax fraud and Regulation of the transparency and beneficial ownership register No. 41040-H. Therefore, they undertake to comply with the provision of information in the terms of the rules cited and expressly and irrevocably undertake to submit to the Bank the receipt issued by the Transparency and Beneficial Ownership Register, where the presentation of the information is verified. The receipt must be submitted to the Bank within a maximum period of 5 business days from the last day of the deadline for the submission of the declaration to the Transparency and Beneficial Ownership Register, in accordance with the guidelines established by the competent authority. In case of non-compliance with the obligation to provide information or not submitting the receipt of the declaration to the Bank within the established period, the Bank is authorized to declare the present obligation due and payable in advance.

Page 11 of 12	Name: Loan Agreement	Code: RE20-PR19JU01 Version: 18

TWENTY-FIRST: CONTRACTUAL DOMICILE AND OTHERS. For the purposes established in the second chapter of the Law of Judicial Notifications number 8687, of December 4, 2008, published in the Gazette of January 29, 2009, the debtor, the co-debtor, the owner consenting to the encumbrance, the guarantors, and other obligors in this credit, state as the contractual domicile to attend judicial notifications the following: the debtor: Latam Propco El Coyol Dos SRL, with domicile in the province of San José, district Santa Ana, Pozos district, Forum Uno business center, building C office 1C1.

All parties declare that they are aware of and accept that the judicial resolutions provided for in Article nineteen of the aforementioned Law on Judicial Notifications will be notified to them at the designated addresses. All parties declare that the addresses for receiving notifications mentioned above are real and existing and have been accurately provided. Likewise, they declare that, in the case of natural persons, these addresses correspond to their residential address, and in the case of legal persons, the addresses indicated correspond to their actual domicile or headquarters. In the event that these change after the date of this document, they undertake to communicate the change in writing to the creditor. They also declare that they understand and expressly accept that, in the event that the contractual addresses indicated here for receiving judicial notifications have changed and the change of address has not been communicated in writing to the creditor, or if the person to be notified is not located at the originally designated place, or if it is permanently closed or proves to be uncertain, imprecise, or nonexistent, the notifier will record this, and without further proceedings, a legal representative will be appointed. The debtor declares that they are aware of and accept that, as this credit constitutes a commercial obligation, no payment demand is necessary for the obligation to be considered in default, in accordance with the provisions of Article 418 of the Commercial Code. The debtor waives the procedures of the executive process and agrees that any debt collection process will be established and processed in accordance with current procedural law. For these purposes, the simple presentation of the respective certifications and relevant documents will be sufficient for the judicial authorities to set the date and time for the auction of the property provided as collateral. The debtor is obligated in said forum to pay personal costs, procedural costs, current and overdue interest, and finally, the principal amount owed.

The debtor declares that they have read and understood the rights and obligations of this contract, and in a clear sign of acceptance, signs together with the Bank on the 28th day of April 2023. The debtor expressly authorizes that this contract be sent to them in electronic format to the following email address: annette@latamlp.com / randall@latamlp.com / jennifer@latamlp.com. In the event that the debtor does not provide an email address, a printed copy of the contract is hereby delivered to them.

By the BANK	The Debtor/Legal Representative

By/Banco Nacional de Costa Rica 4-000-00102, Grace Usaga Delgado with ID card number 7-0121-0109, employer 9765	By/ Latam Propco El Coyol Dos S.R.L., with legal entity identification 3-102-763049, Annette Fernández Pagan, with residency card (DIMEX) 184002666420, Legal Representative.

Page 12 of 12	Name: Loan Agreement	Code: RE20-PR19JU01 Version: 18

ANNEX 1

Investment Plan

Financial Table
Investment Plan (summary)		Loan amount	Client Contribution Amount	Total
1	CAMC tax liabilities	10,905,000.00	0.00	10,905,000.00
2	Expenses	48,000.00	0.00	48,000.00
3	Capital Recovery W.	7,547,000.00	0.00	7,547,000.00
4	Credit Card	20,000.00	0.00	20,000.00
	Total Amount in Colones:	0.00	0.00	0.00
	Total Amount in Dollars:	18,520,000.00	0.00	18,520,000.00
	Percentage of Dollar Participation:	100.00%	0.00%	100.00%
	Percentage of Colones Participation:	0.00	0.00%	0.00%